AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ASGN Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4023433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4400 Cox Road, Suite 110
Glen Allen, Virginia 23060
(Address of Principal Executive Offices) (Zip Code)
Second Amended and Restated ASGN Incorporated 2010 Incentive Award Plan
Second Amended and Restated 2010 Employee Stock Purchase Plan
(Full title of the plan(s))
ASGN Incorporated
Jennifer Hankes Painter
Senior Vice President, Chief Legal Officer and Secretary
26745 Malibu Hills Road
Calabasas, California 91301
(Name and address of agent for service)

(818) 878-7900
(Telephone number, including area code, of agent for service)
Copy to:
Steven B. Stokdyk, Esq.
Latham & Watkins LLP
10250 Constellation Blvd. Suite 1100
Los Angeles, California 90067
(424) 653-5500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by ASGN Incorporated (referred to herein as “our,” “we,” “us,” the “Company” and the “Registrant”) to register (i) an additional 3,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued under the Second Amended and Restated ASGN Incorporated 2010 Incentive Award Plan (as amended, the “Award Plan”) pursuant to the First Amendment to the Second Amended and Restated ASGN Incorporated 2010 Incentive Award Plan, which was adopted by the Company’s Board of Directors on April 10, 2025 and approved by the Company’s stockholders on June 12, 2025, and (ii) an additional 4,000,000 shares of Common Stock which may be issued under the Second Amended and Restated 2010 Employee Stock Purchase Plan (as amended, the “ESPP”) pursuant to the First Amendment to the Company's Second Amended and Restated 2010 Employee Stock Purchase Plan, , which was adopted by the Company’s Board of Directors on April 10, 2025 and approved by the Company’s stockholders on June 12, 2025. In accordance with Instruction E to Form S-8, the contents of the previous Registrations Statements on Form S-8 (File Nos. 333-168041, 333-189287, and 333-233342) are hereby incorporated by reference.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 24, 2025;
b)     The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 1, 2025;
c)     The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2025;
d)    The Company’s Current Reports on Form 8-K filed with the SEC on January 30, 2025, March 4, 2025 and March 6, 2025; and
e)    The description of the Company’s securities contained in Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

Any information that the Company later files with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information “furnished” to the SEC pursuant to applicable rules and regulations be deemed incorporated herein by reference unless such information expressly provides to the contrary.

Item 6. Indemnification of Directors and Officers.

Delaware Law

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL:

•    for any breach of the director’s duty of loyalty to the Company or its stockholders;
•    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•    in respect of certain unlawful dividend payments or unlawful stock purchases or redemptions; and
•    for any transaction from which the director derives an improper personal benefit.

This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further reducing or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be reduced or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation reducing or limiting the liability of directors, whether by our stockholders or by changes in law, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further reduce or limit the liability of directors on a retroactive basis.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides that we are authorized, to the fullest extent permitted by applicable law, to indemnify our current and former directors or officers (and any other person to which the DGCL permits us to provide indemnification) through provisions in our bylaws, agreements with such directors, officers or other persons, the vote of stockholders or disinterested directors or otherwise, in each case, in excess of the indemnification and advancement rights otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (including the DGCL and case law), with respect to actions for breach of duty to the Company, its stockholders and others.

Any repeal or modification of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

The rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Our amended and restated bylaws provide that we will, to the fullest extent authorized by applicable law, as such laws may be amended and supplemented from time to time, indemnify our current and former agents made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being an agent of the Company or a predecessor company or, at the Company’s request, a director or officer of another corporation; provided, however, that the Company shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the board of directors of the Company. This right of indemnification shall (i) not be deemed exclusive of any other rights to which such indemnified parties may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be an agent, and (iii) inure to the benefit of the heirs, executors and administrators of such a person. Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

Our amended and restated bylaws provide that expenses incurred by an agent of the Company in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was an agent of the Company (or was serving at the Company’s request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by relevant sections of the DGCL. Notwithstanding the foregoing, the Company is not required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the Company and approved by a majority of the members of the board of directors of the Company which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent’s fiduciary or contractual obligations to the Company or any other willful and deliberate breach in bad faith of such agent’s duty to the Company or its stockholders.

The foregoing right to indemnification conferred by our amended and restated bylaws is a contract right between the Company and each agent who serves in such capacity at any time while the bylaws are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The board of directors, in its discretion, has the power on behalf of the Company to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he or she, his or her testator or intestate, is or was an officer or employee of the Company.

To assure the indemnification under our amended and restated bylaws of all directors, officers and employees who are determined by the Company or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the corporation which may exist from time to time, Section 145 of the DGCL shall, for the purposes of our amended and restated bylaws, be interpreted as follows: (i) an “other enterprise” shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the Company which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; (ii) the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Any repeal or modification of provisions of our amended and restated bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors, officers and certain of our employees and/or agents pursuant to which we have agreed to indemnify and hold harmless such directors, officers, employees and/or agents to the fullest extent authorized or permitted by the DGCL. In addition, subject to certain exclusions set forth below, we have agreed to indemnify and hold harmless such directors, officers, employees and/or agents against any and all expenses (including attorneys’ fees), witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which such indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such indemnitee is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided under the non-exclusivity provisions of our amended and restated bylaws and the DGCL.

Under these indemnification agreements, we are obligated under certain circumstances to advance expenses to certain of our directors, officers, employees and/or agents, subject to such directors, officers, employees and/or agents being required to repay such advances, if it is ultimately determined that such indemnitee was not entitled to such expenses under the DGCL, our amended and restated bylaws, the indemnification agreement or otherwise. All agreements to indemnify and hold harmless any such director, officer, employee or agent under such an indemnification agreement continues during the period in which such indemnitee is a director, officer, employee or agent of the Company (or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue so long as such indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that such indemnitee was a director, officer, employee and/or agent of the Company or serving in any other capacity contemplated by the indemnification agreement.

Notwithstanding the foregoing, under these indemnification agreements we are not obligated to indemnify any of such directors, officers, employees and/or agents in connection with any claim made against such indemnitee: (i) except to the extent that the aggregate losses to be indemnified under such indemnification agreements exceeds the sum of such losses for which such indemnitee has been indemnified under any other indemnity provision or pursuant to any directors and officers insurance that we purchase and maintain on their behalf; (ii) on account of any suit in which judgment is rendered against such indemnitee for an accounting of profits made from the purchase or sale (or sale and purchase) by such indemnitee of our securities pursuant to Section 16(b) of the Exchange Act, as amended, or similar provisions of any statutory or common law pursuant to a settlement by or judgment against such indemnitee; (iii) on account of any action, claim or proceeding initiated by such indemnitee unless such action, claim or proceeding (a) was specifically authorized by our board of directors; (b) was to enforce rights under such indemnitee’s indemnification agreement; (c) was initiated after a change of control and independent counsel has approved its initiation; and (d) we provide indemnification pursuant to the powers vested in us by applicable law.

Liability Insurance

We provide liability insurance for our current directors and officers.

Item 8. Exhibits

Exhibit Number	Exhibit Description

4.1 (P)
Specimen Common Stock Certificate (incorporated by reference from an exhibit filed with Registrant’s Registration Statement on Form S 1 (File No. 03350646) declared effective by the SEC on September 21, 1992) (P)

4.2	Amended and Restated Certificate of Incorporation of On Assignment, Inc. (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on June 25, 2014)
4.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation of On Assignment, Inc. (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 16, 2018)

4.4	Fifth Amended and Restated Bylaws of ASGN Incorporated (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 13, 2022)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (incorporated by reference to the signature page hereto)

99.1
ASGN Incorporated Second Amended and Restated 2010 Incentive Award Plan, dated as of August 8, 2019 (incorporated by reference from Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on November 8, 2019)

99.2*	First Amendment to the ASGN Incorporated Second Amended and Restated 2010 Incentive Award Plan
99.3
ASGN Incorporated Second Amended and Restated 2010 Employee Stock Purchase Plan, dated as of March 18, 2020 (incorporated by reference from Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on May 11, 2020)

99.4*	First Amendment to the ASGN Incorporated Second Amended and Restated 2010 Employee Stock Purchase Plan
107*	Filing Fee Exhibit
________________________________

*	Filed herewith.
(P)	This exhibit originally filed in paper format. Accordingly, a hyperlink has not been provided.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, State of Virginia, on this 16th day of June, 2025.

ASGN INCORPORATED

By:	/s/ Theodore S. Hanson
Theodore S. Hanson
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of ASGN Incorporated hereby constitute and appoint Theodore S. Hanson and Jennifer Hankes Painter each with full power to act with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any other registration statement relating to any offering made pursuant to this Registration Statement and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or case to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 16, 2025.

Signature	Title
/s/ Theodore S. Hanson	Chief Executive Officer and Director (Principal Executive Officer)
Theodore S. Hanson
/s/ Marie L. Perry	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Marie L. Perry
/s/ Rose Cunningham	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
Rose Cunningham
/s/ Brian J. Callaghan	Director
Brian J. Callaghan
/s/ Joseph W. Dyer	Director
Joseph W. Dyer
/s/ Mark A. Frantz	Director
Mark A. Frantz
/s/ Maria R. Hawthorne	Director
Maria R. Hawthorne
/s/ Jonathan S. Holman	Director
Jonathan S. Holman
/s/ Patricia L. Obermaier	Director
Patricia L. Obermaier
/s/ Carol Lindstrom	Director
Carol Lindstrom
/s/ Arshad Matin	Director
Arshad Matin
/s/ Edwin A. Sheridan, IV	Director
Edwin A. Sheridan, IV